EXHIBIT 4.9.1

Amendment No. 1
to License No. 5331 (registration series A 002190)
dated November 04, 1996

To add an additional clause to the Conditions for Carrying Out Activities Under License No. 5331 to read as follows:

“Additional connection of the Licensee’s cellular communications network to the public communication network at the local level pursuant to the technical conditions issued by OJSC Elektrosvyaz of Kaliningrad region is permitted by May 15, 2000”.

Deputy Federal Minister of Communications	[Signature]	N. S. Marder

May 15, 1997

Head of the Department of the Organization of Licensing Activity	[Signature] [Seal]	N. M. Popov